Exhibit 99.1
                                                       NEWS RELEASE

NOBLE ENERGY ANNOUNCES 8-K FURNISHING WITH
SECURITIES AND EXCHANGE COMMISSION

HOUSTON (April 17, 2008) - Noble Energy, Inc. (NYSE: NBL) today announced that it has furnished its mark-to-market commodity derivative results for the first quarter 2008 on a Form 8-K filed with the Securities and Exchange Commission.  As previously disclosed, the Company voluntarily discontinued cash flow hedge accounting on all existing commodity derivative instruments effective January 1, 2008.  Also included in the 8-K is the Company’s commodity derivative hedge positions as of March 31, 2008.

In connection with these results, Noble Energy will report adjusted net income in its earnings release scheduled for May 1, 2008, which will exclude the after-tax impact of the unrealized portion of the mark-to-market change in its commodity derivative instruments.

The company intends to furnish these derivative results on a regular basis.

Noble Energy is one of the nation's leading independent energy companies and operates throughout major basins in the United States including Colorado's Wattenberg field and Piceance basin, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan basin in New Mexico, the Gulf Coast and the deepwater Gulf of Mexico.  In addition, Noble Energy operates internationally in China, Ecuador, the Mediterranean Sea, the North Sea, and West Africa (Equatorial Guinea and Cameroon).  Visit Noble Energy online at www.nobleenergyinc.com.

Contacts:
David Larson
281/872-3125   dlarson@nobleenergyinc.com

Brad Whitmarsh
281/872-3187   bwhitmarsh@nobleenergyinc.com

This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws.  Any such projections or statements reflect Noble Energy’s current views about future events and financial performance.  No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected.  Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission (SEC) filings.    The United States SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves.  We may use certain terms in this press release, such as “resources”, “estimated resource range”, “resource potential” and “potential resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, www.nobleenergyinc.com.  These forms can also be obtained from the SEC by calling 1-800-SEC-0330.

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